QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        As an independent registered public accounting firm, we hereby consent to the use, in this Registration Statement on Form SB-2, of our report dated February 11, 2004, except for Note 13 as to which the date is February 16, 2004, relating to the financial statements of Longport, Inc. and Subsidiaries for the years ended December 31, 2003 and 2002, and the reference to our firm under the caption "Experts" in the Prospectus contained in said Registration Statement filed with the Securities and Exchange Commission. It should be noted that we have not audited any financial statements of Longport, Inc. and Subsidiaries subsequent to December 31, 2003.

/s/ MAYER HOFFMAN MCCANN, P.C. Mayer Hoffman McCann, P.C. Certified Public Accountants

Plymouth Meeting, Pennsylvania
October 28, 2004

QuickLinks

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM